EXHIBIT 10.2

                    EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated January
1, 2003, is made by and between FENTON GRAHAM MARKETING, INC., a Nevada corporation (the "Company"), and J.P. SCHRAGE
("Employee"), with reference to the following:

     A. Employee has special skills and abilities and knowledge of the business of the Company.

     B. The Company desires assurance of continued association and services of Employee in order to retain his experience, skills, abilities, background, and knowledge and is, therefore, willing to engage Employee on the terms and conditions set forth below.

     C. Employee desires to be employed by the Company and is willing to do so on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.        Employment.   Subject to the terms and conditions
of this Agreement, the Company hereby employs Employee and Employee hereby accepts employment with the Company.

2.        Term.   The term of this Agreement shall be for a
period of one (1) year commencing as of January 1, 2003 (the "Effective Date"), unless terminated earlier pursuant to
Section 9 herein below. This Agreement shall be renewed automatically for succeeding terms of one (1) year each unless terminated pursuant to Section 9 herein below.

3. Duties and Responsibilities. Employee will serve the Company as its Chief Executive Officer and President.

4.        Conflicting Activities.   Employee will devote his
full time and attention to the performance of his duties hereunder and to the promotion of the business of the Company, but may engage in other business activities so long as such activities do not interfere with his performance hereunder.

5.   Compensation and Benefits.

     (a)       Base Salary.   As compensation for services
     rendered pursuant to this Agreement, the Company will pay to Employee an initial annual base salary ("Base
     Salary") of Forth Thousand Dollars ($40,000), payable

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    in bi-monthly installments (subject to standard federal
     and state withholding requirements) commencing as of
     the Effective Date.   Upon each anniversary date of
     this Agreement, the Base Salary may be increased in such amount as approved by the Board of Directors.

     (b)  Incentive Bonus.   Employee shall be eligible for
     an annual incentive bonus in such amount as may be determined in the absolute discretion of the Company.

     (c) Vacation. During the term of this Agreement and each subsequent twelve-month period, Employee shall be entitled to four (4) weeks of paid vacation.

     (d)  Benefits.   During the term of this Agreement,
     Employee shall be entitled to receive all other benefits of employment generally available to the Company's other executive employees.

6. Reimbursement. Subject to the terms of this Section 6, Employee shall be reimbursed for all authorized "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement so long as (a) such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Employee under the governing laws and regulations of the Internal Revenue Code (provided, however, that Employee shall be entitled to full reimbursement in any case where the Internal Revenue Service may, under Section 274(n) of the Internal Revenue Code, disallow to the Company 50% of meals and entertainment expenses); and (b) such expenses are consistent with budgets that are approved anytime and from time to time by the President of the Company. The reimbursement of Employee's business expenses shall be based upon valid receipts and other appropriate documentation for such expenses submitted to the Company.

7.   Restrictive Covenants.

     (a) Confidential Information. Employee acknowledges that internal information relating to the business affairs of the Company, including the Company's costs of performing services, pricing formulas, methods and procedures concerning product procurement, storage and delivery, customer lists, vendor list, and related information is proprietary and confidential information ("Confidential Information") of the Company. Employee agrees that he will not, during or after the term of this Agreement, disclose Confidential Information or any portion thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company).

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     Employee agrees to hold and protect all Confidential
     Information and other internal information concerning the business and affairs of the Company, in every form (e.g., writings, memoranda, books, working papers, letters and electronic data), whether made by him or otherwise coming into his possession, and upon demand of the Company deliver the same to the Company together with all copies thereof.

     (b) Customer Information. Employee acknowledges that the identity and business habits of the customers of the Company which the Company has acquired or may acquire, whether or not the same originated through Employee's efforts, by virtue of the nature of the Company's business, are the sole and proprietary property of the Company and constitute valuable trade secrets. Employee agrees that he will not, either directly or indirectly, make known or divulge to any person, firm, corporation or other entity the identity, addresses or business habits of any past, current or future customers of the Company.

     (c) Solicitation of Employees. Employee acknowledges that important factors in the Company's business and operations are the loyalty and goodwill of its employees and its customers. Accordingly, Employee agrees that during the term of this Agreement and for a period of two (2) years following termination of this Agreement he will not enter into, and will not participate in, any plan or arrangement to cause any of the Company's employees to terminate their employment with the Company.

8.   Covenants Not to Compete.

     (a)       During the Term.   During the term of this
     Agreement and for two (2) years following termination of this Agreement, Employee shall not compete, directly or indirectly, with the Business of the Company, or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant
     or other employee of the Company.   A competitive
     activity shall include, but not be limited to, becoming an employee, officer, consultant or director of, or being an investor in, or owner of, an entity or person engaged in the Business.

     (b)       Severability.   It is the desire and intent
     of the parties hereto that the provisions of this
     Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 8 in the particular jurisdiction in which such adjudication is made.

     (c)  Survival.  Employee's obligations under this
     Section 8 shall continue in full force and effect even if Employee voluntarily leaves his employment with the Company or is terminated by the Company.

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9.   Termination of Employment.

     (a) By Employee. Employee shall have the right to terminate this Agreement without cause upon notice to the Company given ninety (90) days prior to the date of termination.

     (b)  By Company.   The Company shall have the right to
     terminate this Agreement and Employee's employment for Cause ("Cause" being defined herein after). The President of the Company shall provide Employee written notice of the reason(s) for termination and Employee shall be given thirty (30) days in which to remedy the same. For purposes of this Agreement, "Cause" shall mean any one or more of the following events or circumstances:

          (i)   If the Employee willfully breaches or
          habitually neglects his duties and
          responsibilities under the terms of this Agreement.

          (ii)   The death or Disability of Employee;
          "Disability" meaning a condition whereby Employee is unable to perform his duties and responsibilities under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three (3) months. In the event of Disability, Employee agrees to submit to examination by any licensed physician selected by the Company for purposes of evaluation and to release to the Company all medical records and reports of such evaluation in order to confirm any Disability

          (iii)   If Employee commits a material act of
          dishonesty, fraud, misrepresentation or other act of moral turpitude as would prevent the effective performance of Employee's duties.

     Notwithstanding any provision of this Agreement, if Employee is terminated for Cause (except in the case of Disability), or if Employee voluntarily terminates this Agreement, Company shall only be liable for Base Salary and other general employee benefits accrued through the date of termination.

     In the case of Disability, Employee shall be entitled to Base Salary and benefits from and after the Date of Disability for a period of three (3) months. For purposes of this Agreement, the "Date of Disability" shall be the date agreed upon by the Company and Employee, or in the event that the parties cannot agree, the date determined by the physician selected by the Company in accordance with Section 9(a)(ii) herein above.

10.  Obligation Upon Termination of Agreement.   Immediately
upon the termination of this Agreement, Employee will remove his personal property from and vacate the premises of the Company, and will cease using all of the Company's documents, data, information, software, computer data,

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source and access codes, and other Confidential Information owned by the Company and will return all such documents, data, information software, computer date, source and access codes, and other Confidential Information to the Company, together with all copies thereof. The provisions of this
Section 10 shall be binding during Employee's employment and at all times thereafter, regardless of the circumstances or reasons for termination of this Agreement.

11.       Dispute Resolution.   The parties agree that any
and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in Clark County, Nevada. The parties will cooperate with one another in selecting an arbitrator and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and, to the extent not otherwise prohibited by law, that they will share equally in its costs. The provisions of this Section 11 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

12. Notices. All notices, requests, demands or other communications (collectively "Notice") required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party (a) when delivered personally (by courier service or otherwise), or (b) on the third Business Day ("Business Day" meaning any day on which national banking institutions in Las Vegas, Nevada are open for the transaction of banking business) after the date sent by a internationally recognized overnight courier service, in each case to the applicable addresses set forth below, or to such other address as a party shall have previously designated by such a Notice:

          If to Company:   Fenton Graham Marketing, Inc.
                           13215 Verde River Dr., Unit 1
                           Fountain Hill, AZ  85268

          If to Employee:  J.P. Schrage
                           c/o Fenton Graham Marketing, Inc.

13.       Modifications; Amendments; Waivers.   This
Agreement may be modified only by a written instrument duly executed by each party hereto. Any waiver of any term or condition of this Agreement shall be effective only if made in writing and only in the specific instance and for the purpose of which given.

14. Failure to Object Not a Waiver. The failure of either party to this Agreement to object to, or to take affirmative action with respect to, any conduct of the other which is in violation of the terms of this Agreement, shall not be construed as a waiver of the violation or breach or of any future violation, breach or wrongful conduct.

15.       Severability.   If any one or more of the
provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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16.       Headings.   The descriptive headings contained in
this Agreement are for convenience and reference only, do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties to this Agreement.

17.       Choice of Law.   This Agreement shall be governed
by and construed in accordance with the substantive laws of the State of Nevada.

18.       Successors and Assigns.   No party shall assign
this Agreement or any rights or obligations hereunder (other than, in the case of the Company, to any person or entity that merges with or acquires all or substantially all of the assets of the Company) without the prior written consent of the other party and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

19.       Attorneys' Fees.   If any action or proceeding is
commenced between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to all fees and expenses incurred in connection with such action or proceeding, including reasonable attorneys' fees.

20.       Miscellaneous.   This Agreement (a) constitutes
the entire agreement and supersedes and shall prevail over all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any other person not a party herein any rights or remedies hereunder. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

21.       Counterparts.   This Agreement may be executed in
two or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed at Fountain Hills, Arizona, as of the date first written above.

     COMPANY:       FENTON GRAHAM MARKETING, INC.
                    a Nevada corporation

                    By: /s/ J.P. Schrage
                    Its: President

     EMPLOYEE:
                    /s/ J.P. Schrage


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